            Exhibit 99.4

Portland General Electric Announces Chief Financial Officer Jim Ajello to Retire
Company initiates search for successor
April 28, 2023
Portland, Ore. — Portland General Electric Company (NYSE: POR) ("PGE" or the "Company") today announced that Jim Ajello, senior vice president of finance, CFO, treasurer and corporate compliance officer, has informed the Company of his intent to retire. Ajello will transition from his current roles, effective June 30, 2023, and serve as a senior advisor to the Company through August 31, 2023.

“Jim joined us in 2020, bringing a wealth of knowledge and deep experience that helped us to enhance our strategic focus, strengthen our financial foundation and drive superior customer service,” said Maria Pope, PGE president and CEO. “Importantly, under Jim’s leadership, we have reset our balance sheet to support higher levels of clean energy investments, reliability and smart grid improvements. On behalf of the board and management team, I wish him all the best in his well-deserved retirement.”

“It has been a privilege to have worked alongside Maria and the talented team at Portland General,” said Ajello. “Together, we have advanced critical initiatives to provide outstanding service to our customers and positioned the Company for growth as we accelerate our clean energy transition. While I look forward to a retirement filled with travel, time with my family and grandkids, and continued service on the boards of professional and educational organizations, I am proud of what we have accomplished and am confident in the Company’s continued success.”

The Company has initiated a search to identify its next CFO and will consider both internal and external candidates.

First Quarter 2023 Financial Results and Conference Call

PGE also separately announced its first quarter 2023 financial results. The Company will host a conference call with financial analysts and investors today, April 28, 2023, beginning at 11:00 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A webcast replay will also be available on PGE's investor website "Events & Presentations" page beginning at 2 p.m. ET on April 28, 2023.

About Portland General Electric Company
Portland General Electric (NYSE: POR) is a fully integrated energy company that generates, transmits and distributes electricity to over 900,000 customers in 51 cities across the state of Oregon. For more than 130 years, Portland General Electric (PGE) has powered the advancement of society, delivering safe, affordable, reliable and increasingly clean energy. To deliver on its strategy and meet state targets, PGE and its approximately 3,000 employees committed to partnering with stakeholders to achieve at least an 80% reduction in greenhouse gas emissions from power served to customers by 2030 and 100% reduction by 2040. PGE customers set the standard for prioritizing clean energy with the No. 1 voluntary renewable energy program in the country. Additionally, for the fifth year in a row, PGE was recognized by the Bloomberg Gender-Equality Index which highlights companies committed to creating a more equal and inclusive workplace. As a reflection of the company's commitment to the community it serves, in 2022, PGE employees, retirees and the PGE Foundation donated nearly $5.5 million and volunteered more than 18,000 hours with more than 400 nonprofits across Oregon. For more information visit www.PortlandGeneral.com/news.
For more information contact:
PGE Communications Team
503-464-2067
pgecommunications@pgn.com

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